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                                  TERMS OF AGREEMENT



This to serve as the general Terms of Agreement regarding an integrated e-commence and advertising business relationship between About.com, Inc., a Delaware Corporation located at 220 East 42nd Street, New York, NY 10017 and shopnow.com, located at 411 First Avenue South, Suite 200, Seattle, Washington 98104. About.com and shopnow.com agree to the following:

1.   PROGRAM DESCRIPTION

          A. shopnow.com will have a 116x31 button on the About.com Home Page (See attachment A), which will link to a co-branded About Shopping Channel page as described below in Paragraph 3.

          B. shopnow.com will be the first shopping service link from all ShopAbout content navigation links on About.com as shown in Attachment
          B. shopnow.com to be the only third-party generalized aggregated merchant directory shopping service link from all ShopAbout content navigation links on About.com as shown in Attachment B. About.com agrees to not wrap the horizontal line of links in ShopAbout. ShopAbout shopping links are located above the fold on individual GuideSite pages and top-level section pages. ShopNow shopping links will deliver a minimum of 800,000,000 impressions in each year of the agreement. The 800,000,000 minimum impressions shall be delivered based on a monthly minimum of 60,000,000 impressions.

          C. shopnow.com will have a single tile (as shown in Attachment C) in About.Com ShopCenter section in every channel across the About.com network. In the About.com Shopping Channel only, shopnow.com will be the first link in the ShopCenter Section and within the top-third of all listings in all other ShopCenter channels across the About.com network.

          D. shopnow.com's ShopCenter tile will deliver a minimum of 800,000,000 impressions in each year of the agreement. shopnow.com and About.com will work together to maximize the targeting and effectiveness of the message delivered in the ShopCenter tile and all other advertising locations. A list of the available sections for targeting is shown in Attachment D. About.com shall include an in-queue 120X60 banner button on the About Shopping channel GuideSite pages in either the top or bottom position. The 120x60 banner buttons have no minimum delivery but will be served to a maximum of five percent (5%) of AboutShopping channel page views.


          E. About.com will deliver 60,000,000 468x60 pixel sized banners during each year of this agreement with a minimum of five million per month. These banners can be targeted to any of the individual About.com sections as shown in Attachment D. The parties agree that shopnow.com may at its discretion adjust the balance of the delivered impressions described in paragraphs 1E by a factor of 10% while maintaining the overall delivery guarantee of one





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          billion six hundred and sixty million (1,660,000,000) impressions per year. The 468 banners cannot exceed 66,000,000 per year. About.com agrees that the 468 banners can be scheduled at a rate of 8 million per month for the months of September 1999 through December 1999, and
          4.25 million per month for the eight other months of the first year. Parties agree that 468x60 advertising impressions will be run and targeted to maximize their effectiveness and that maximum exposure in any/all targeted GuideSites and Channels will not exceed ten percent (10%) of total available inventory.


2. EXCLUSIVITY: shopnow.com will be the exclusive third party generalized aggregated merchant directory shopping service listed in the ShopAbout navigation links section described in paragraph 1B above. Exclusivity shall specifically include but not be limited to the third-party generalized aggregated merchant directory shopping service sites of the following: Imall, shopping.com, FreeShop.com, DigitalRiver, Xoom, TheGlobe, Go2Net, InfoSpace, Excite shopping area, Lycos shopping area, Yahoo shopping area, Microsoft shopping area, Looksmart, Inktomi or their derivative aggregated merchant directory shopping service sites.

3. CO-BRANDED PAGE: This shopnow.com link as described in Sections 1A and 1B, above will link to a co-branded page which will reside on About.com's servers. This page, Attachment E, will include About.com editorial and advertising space and shopnow.com's top-level directory structure in approximate proportion as shown on Attachment E. All links to shopnow.com content from this co-branded page will go to shopnow.com servers and shopnow.com will retain all advertising impressions on these pages. About.com may insert additional vendors to the shopnow.com directory during the term of this agreement.

     Both parties agree that the end user experience on their respective sites and services is paramount to the goals and objectives of this agreement. Towards that end, both parties agree to use their best efforts to maintain their sites and services in a manner that exceeds industry standards.

4. CO-BRANDING ON ShopNow.com: To ensure continuity of the user experience, shopnow.com agrees to display an About.com logo on all shopnow.com's pages directly accessed by About.Com users coming from shopnow.com links/banners described in paragraph 1 and 2 above. The About.com logo will link back to the referring About.com URL.

5. SERVICE DESIGN: About.com reserves the right to redesign its service at any time, including, but not limited to, the page layout, the presentation of advertising units and advertisers throughout the service, with the goals of improving both the user experience and advertising effectiveness; provided however, that no redesign will be undertaken for the purpose of reducing shopnow.com's exposure on About.Com pursuant to this agreement. shopnow.com agrees not knowingly to employ any technology on its service that effectively disables the Back button on the user's browser.

6. SUCCESSION: This agreement supersedes all prior advertising and e-commerce agreements and obligations between the parties.

7. TERM: The term of this agreement is five years beginning July 1, 1999 and extending through June 30, 2004. Following the first nine months of the term, either party may serve notice of termination by providing written notice of its intention to terminate 90 days prior to the intended date of effective termination. Additionally, in the event that one of the parties undergoes a change of control (where new third party owns more than 50% of new equity), either party may terminate this agreement upon 120 days prior written notice. Either party can terminate for cause with 15 days notice (cause is defined as not delivering terms of this agreement and not correcting problems with 15 days of notification).




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8.   REPORTING: About.com will provide weekly advertising impression reports from its ad server, currently Doubleclick's DART. Such reports will be delivered no later than 7 days from the end of each week.

9. CONFIDENTIALITY: The terms of the agreement between shopnow.com and About.com are strictly confidential and not to be disclosed without prior approval by the other party. However, either party may disclose terms to bankers, financial partners, potential investors or as part of financial due diligence or as required by statute.

10. ANNOUNCEMENTS: No later than July 10, 1999 About.com and ShopNow agrees to do a PR announcement after the signing of this agreement by both parties citing shopnow.com as a premiere shopping partner of About.com and stating that ShopNow.com is the exclusive third party aggregated merchant directory shopping partner on the About.com shopping channel. Both parties will mutually approve the announcement of this agreement prior to its release. Approval will cover the content of the announcement and the timing of its release.

11. ADVERTISING GUIDELINES: shopnow.com agrees to About.com's Standard Advertising Terms and Conditions which (see Attachment F) may change from time to time at About.com's sole discretion.

12. TRADEMARK AND EXCLUSION: Nothing in this agreement gives either party ownership rights in the other's operations, intellectual property or trademarks.

13. INDEMNIFICATION: shopnow.com agrees to indemnify, defend and hold About.com its successors, officers, directors and employees harmless from any and all actions, cause of action, claims, demands, costs, liabilities, expenses (including reasonable attorney's fees) and damages arising out of or in connection with any claim relating to shopnow.com. About.com agrees to indemnify, defend and hold shopnow.com, its successors, officers, directors and employees harmless from any and all actions, cause of action, claims, demands, costs, liabilities, expenses (including reasonable attorney's fees) and damages arising out of or in connection with any claim relating to About.com.

14. ASSIGNMENT: Neither party may assign this agreement without prior written consent of the other party.

15. COST AND PAYMENT TERMS: The annual cost of this program to shopnow.com is two million dollars ($2,000,000) net per year billed monthly at the rate of one hundred sixty six thousand sixty six dollars and sixty six cents ($166,666.66), shopnow.com agrees to remit to About.com within 30 days of receipt of monthly invoices.

16. AUDITS: Each party may cause an audit to be made, at its expense, of the applicable records of the other party in order to verify reports rendered and payments made hereunder. Any such audits shall be conducted (other than on a contingency fee basis), only by an independent and U.S. nationally prominent certified public accountant (or other mutually approved independent auditor) after reasonable prior written notice to the audited party, and shall be conducted during regular business hours at the audited party's offices and in such a manner as to unreasonably interfere with the audited party's normal business activities. In no event shall an audit with respect to any report commence later than eighteen (18) months from the date of the report involved, nor shall audits be made hereunder more frequently than twice annually, nor shall the records supporting any reports be audited more than once. The results of any such audit shall be subject to the confidentiality obligations set forth in Paragraph 8. In the event that an audit hereunder shall have disclosed an undisputed underpayment or overpayment, then the respective party shall immediately pay to the other party the amount of such underpayment or overpayment, whichever the case. If such underpayment or




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     overpayment is more than five percent (5%) of the amount owed to the auditing party, then the other party shall reimburse the auditing party for the reasonable direct, out-of-pocket costs actually paid by the auditing party for such audit.

17. DEFAULT: either party may terminate this Agreement if the other party is in default of any of the provisions in this Agreement and such default is not cured within fifteen (15) days after written notice of the default is received.

18. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties as to the matters set forth herein. No modification of this Agreement shall be binding unless such modification shall be in writing and signed by both parties. If any provision of this Agreement is ever determined to be not enforceable, the remaining provisions shall remain in full force and effect.

19. NOTICES: All notices shall be in writing, mailed by certified or registered mail, return receipt requested, or by an overnight courier service that provides a receipt, to the parties at the addresses set forth in the first paragraph of this Agreement. Any party may change its notice address by written notice to the other party. Copies of all notices given to About.com shall be sent to About.com Inc. 220 East 42nd Street, 24th Floor, New York, NY, Attention: General Counsel and Frankfurt, Garbus, Klein & Selz, P.C., 488 Madison Avenue, 9th Floor, New York, NY 10022, Attention: Gavin D. McElroy, Esq. Copies of all notices given to ShopNow shall be sent to:

21. JURISDICTION AND DISPUTES: This Agreement shall be governed in accordance with the laws of the State of New York applicable to contracts made and to be performed fully therein without giving effect to the conflicts of laws principles thereof. All disputes under this Agreement shall be resolved exclusively by the state or federal courts located in the New York or mutually agreeable neutral state. Each party hereby consents to the jurisdiction of such courts, agrees to accept service of process by mail, and waives any jurisdictional or venue defenses otherwise available to it.


Agreed and Accepted
shopnow.com                                       ABOUT.COM
Anne-Marie Savage                                 Mr. Alan Wragg
Executive Vice-President                          President, Advertising Sales
E-commerce Services                               And E-Commerce

Sig: /s/ Anne-Marie Savage                        Sig: /s/ Alan Wragg
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Date: 7-7-99                                      Date:  July 7, 1999
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